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                                                                    EXHIBIT 99.1

WAXMAN                                                               NYSE: WAX
WAXMAN INDUSTRIES, INC.            NEWS RELEASE



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FOR ADDITIONAL INFORMATION, CONTACT:    AT THE COMPANY:                       AT THE FINANCIAL RELATIONS BOARD, INC:
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                                        Armond Waxman, President              Kathleen M. Brunson
                                        216-439-1830                          312-266-7800 (Chicago)

                                        Mark Wester, Vice President-Finance   Regina K. Ryan
                                        216-439-1830                          212-661-8030 (New York)
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FOR IMMEDIATE RELEASE



             WAXMAN INDUSTRIES AND BARNETT INC. ANNOUNCE SECONDARY
             -----------------------------------------------------
                                PUBLIC OFFERING
                                ---------------



         Cleveland, Ohio, February 27, 1997 - Waxman Industries, Inc. (NYSE:WAX) and its affiliate Barnett Inc. (NASDAQ:BNTT) jointly announced today that Barnett Inc. filed a registration statement with the Securities and Exchange Commission with respect to a secondary public offering of an aggregate of 2,000,000 common shares (2,150,000 if the underwriters' over-allotment option is exercised in full) of Barnett Inc. Of such shares, 500,000 shares will be sold by Barnett and 1,500,000 shares (1,650,000 if the underwriters' over-allotment option is exercised in full) will be sold by Waxman USA Inc., a wholly owned subsidiary of Waxman Industries. The offering will be co-managed by William Blair & Company, L.L.C. and Alex. Brown & Sons Incorporated.


         The net proceeds of the Offering to Waxman USA will be used primarily to reduce indebtedness of Waxman and the net proceeds of the offering to Barnett will be used to repay short term debt and for general corporate purposes.


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         Barnett Inc. is a leading direct marketer and distributer of an extensive line of plumbing, electrical and hardware products to over 46,000 active customers throughout the United States. Barnett offers approximately 9,700 name brand and private label products through its industry recognized Barnett(R) catalogs and telesales operation.

         A registration statement relating to the offering of Barnett's common stock has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


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